Exhibit 5.1

LUCOSKY BROOKMAN LLP 101 Wood Avenue South 5th Floor Woodbridge, NJ 08830 T - (732) 395-4400 F- (732) 395-4401

111 Broadway Suite 807 New York, NY 10006 T - (212) 417-8160 F - (212) 417-8161 www. lucbro.com

October 14, 2026

Tron Inc.

941 W Morse Blvd., Suite 100

Winter Park, FL 32789

RE: Registration Statement on Form S-3 (File No. 333-288986)

Ladies and Gentlemen:

We have acted as counsel to Tron Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of: (i) the above-referenced effective registration statement (the “Registration Statement”); and (ii) the prospectus supplement dated October 14, 2026 (the “ATM Prospectus Supplement”) relating to the offering and sale by the Company from time to time, through Clear Street LLC (the “Sales Agent”) as the sales agent, of shares of common stock, par value $0.0001 per share (the “Common Stock”), having an aggregate offering price of up to $200,000,000 (the “Shares”), to be issued pursuant to that certain Sales Agreement, dated as of October 14, 2026 (the “ATM Sales Agreement”) between the Company and the Sales Agent. The Shares are covered by the Registration Statement and we understand that the Shares are to be offered and sold in the manner described in the ATM Prospectus Supplement. This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below, in accordance with all requirements of applicable federal laws and the Nevada Revised Statutes (the “NRS”) and, in the manner presently proposed. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the ATM Prospectus Supplement and the ATM Sales Agreement, will be validly issued, fully paid and non-assessable. The opinions expressed herein are limited to the federal laws of the United States and the laws of the State of Nevada, Chapter 78 of the NRS, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.

We consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on October 14, 2026, which is incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the ATM Prospectus Supplement included in the Registration Statement and in each case in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very Truly Yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP